Louis M. Bubala III, Bar No. 8974
KAEMPFER CROWELL
50 W. Liberty St., Ste. 1100
Reno, NV 89501
Tel: (775) 852-3900
Fax: (775) 327-2011
lbubala@kcnvlaw.com

Elva Castañeda, Bar No. 15717
KAEMPFER CROWELL
1980 Festival Plaza Drive, Suite 650
Las Vegas, Nevada 89135
Tel: (702) 792-7000
Fax: (702) 796-7181
ecastaneda@kcnvlaw.com

Attorneys for Respondent, DSG Global, Inc., by its Receiver, Strongbow Advisors, Inc.

REC'D & FILED
2026 MAY -1 PM 4:05
WILLIAM SCOTT HOEN
CLERK
BY ______ DEPUTY
D. ORTIZ

IN THE FIRST JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA

IN AND FOR CARSON CITY

GHS INVESTMENTS, LLC, a Nevada limited liability company, and TIGER TROUT CAPITAL PUERTO RICO, LLC, a Puerto Rico limited liability company, Petitioners, vs. DSG GLOBAL, INC., a Nevada corporation, Respondent.	Case No.: 25 OC 00061 1B Dept. No.: II

PLAN OF REORGANIZATION OF DSG GLOBAL, INC.

(Submitted by Receiver Strongbow Advisors, Inc., Through Robert L. Stevens)

I. RECITALS AND BACKGROUND

1.1 Appointment of Receiver.

On July 9, 2025, the First Judicial District Court of the State of Nevada, in and for Carson City (the "Court"), entered an Order Appointing Strongbow Advisors, Inc., through Robert L. Stevens (the "Receiver"), as receiver for DSG Global, Inc., a Nevada corporation ("DSG" or the "Company"), pursuant to the Court's equitable powers and NRS 78.650, (the "Appointment").

1.2 Condition of DSG.

Following appointment, the Receiver conducted a review of DSG's assets, liabilities, operations, and subsidiaries. DSG ceased operations in the third quarter of 2023, prior to the appointment of the Receiver. DSG and its subsidiaries — DSG Tag Systems, Inc., Vantage Tag Systems, Inc., Imperium Motor Corporation, and Imperium Motor of Canada Corp. (collectively, the "Subsidiaries") — have no ongoing operations of material value and had none prior to the Appointment. As of March 31, 2025, DSG reported total assets of $286,028 (consisting of assets reported on its GAAP financial statements), total liabilities of approximately $18,530,744, and a stockholders' deficit of approximately $18,244,716. DSG had zero revenue and zero cash on hand as of that date. As of the appointment, DSG and its subsidiaries had zero cash balances and significant accounts payable, with many of the accounts payable subject to collection actions in a variety of jurisdictions. The only cash on hand is subject to repayment to GHS Investments, LLC and Tiger Trout Capital Puerto Rico, LLC.

Any cash held by the estate at any point since the Appointment consists of advances made by GHS Investments, LLC and Tiger Trout Capital Puerto Rico, LLC under Receiver's Certificates issued pursuant to ¶ 9 of the Appointment Order. Those advances are obligations of the receivership estate, repayable to GHS Investments, LLC and Tiger Trout Capital Puerto Rico, LLC in accordance with the terms of those certificates and the Appointment Order. Such funds are not

available for distribution to general creditors.

Following the appointment, the Receiver located trade show equipment held in storage that had not been identified on DSG's books. The Receiver liquidated that equipment through an auction company, generating proceeds of $23,100. Those proceeds were applied to the estate's administrative expenses, including fees and costs owed to the Receiver, his counsel, accounting professionals retained by the estate (H^2 Performance Financial), and storage costs.

DSG's principal asset of remaining value is its status as a quoted issuer on OTC Markets Group (ticker: DSGT), which currently maintains disclosure as an alternative reporting issuer under the OTCID Disclosure Guidelines (v1.0, July 1, 2025). DSG's Section 12(g) registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), was terminated by operation of the Form 15-12G filed by the Receiver on August 28, 2025, pursuant to Exchange Act Rule 12g-4(a)(1), effective approximately November 26, 2025. DSG is no longer an SEC reporting company. Its shares are quoted on OTC Markets and may be traded subject to applicable securities laws and OTC Markets requirements. DSG is required under the Securities Exchange Act of 1934 to file financial statements for periods up to the filing of Form 15-12G.

The publicly traded securities of DSG (ticker: DSGT), following the activities of the Receiver and filings prepared by the accounting professionals retained by the estate, resumed trading as of January 1, 2026, thereby protecting the estate's primary asset.

1.3 Capital Structure.

As of March 31, 2025, DSG had 157,760,212 shares of common stock issued and outstanding. DSG is also authorized to issue multiple series of preferred stock, certain series of which carry conversion rights into common stock based on variable market-price formulas. DSG's convertible debt includes, without limitation, a convertible promissory note held by Tiger Trout Capital Puerto Rico, LLC (a Petitioner in this proceeding), with an outstanding principal balance

of $2,400,000 and accrued interest of approximately $5,954,849 as of March 31, 2025, convertible in default at a 40% discount to market. The Receiver acknowledges the complexity of this capital structure and the potential dilution represented by outstanding convertible instruments; the treatment of creditors and convertible debt is addressed in Article V.

1.4 Prior Court Approval.

On April 20, 2026, the Court entered its Order Granting Motion for Reorganization (the "Reorganization Order"), authorizing the Receiver to: (a) prepare and circulate this Plan of Reorganization; (b) cancel insider and management shares and implement a reverse stock split of up to 10,000:1; and (c) establish a five-month period for objections and claims. This Plan is submitted pursuant to that Order.

1.5 Statutory Authority.

This Plan is authorized by and submitted pursuant to: NRS 78.650 and the Court's equitable powers; NRS 78.655; NRS 78.665; Assembly Bill 239 (83rd Session, 2025) (2025 Nev. Stat. ch. 142, §§ 22, 26, 27), signed into law and effective May 30, 2025, and to be codified in NRS Chapter 92A (the provisions of which are cited herein by their session-law section numbers pending codification) ("AB239"); NRS 78.207; NRS 78.675; and the Receivership Order dated July 9, 2025, at ¶ 7(k).

II. DEFINITIONS

As used in this Plan, the following terms have the meanings set forth below:

"AB239" means Nevada Assembly Bill 239 (83rd Session, 2025) (2025 Nev. Stat. ch. 142, §§ 22–27), signed into law and effective May 30, 2025, establishing the holding company reorganization mechanism and modifying provisions of NRS Chapter 92A.

"Claims Bar Date" means the date five (5) months after the later of (a) completion of mail and email notice to known creditors and shareholders of record as of the Notice Record Date, or (b) the last publication date, as established by the Court.

"Court" means the First Judicial District Court of the State of Nevada, In and For Carson City.

"DSG" or "Opco" means DSG Global, Inc., a Nevada corporation, and all of its subsidiaries, as the surviving operating subsidiary following the Restructuring Merger.

"Effective Date" means the date on which the Court enters a final implementation order approving this Plan following expiration of the Claims Bar Date and resolution of any timely objections.

"Holdco" or "New Parent" means the newly formed Nevada corporation created to serve as the holding company and surviving publicly quoted entity pursuant to this Plan, the name of which shall be filed with the Court and disclosed to all known shareholders no later than ten (10) days prior to the Effective Date.

"Insider/Management Shares" means shares of DSG common stock held by current or former officers, directors, or other insiders of DSG as identified by the Receiver, which are subject to cancellation pursuant to this Plan and the Reorganization Order.

"Merger Subsidiary" means the wholly-owned subsidiary of Holdco formed solely for the purpose of effecting the Restructuring Merger, which shall merge into DSG pursuant to this Plan, with DSG as the surviving entity.

"Notice Record Date" means the date fixed by the Receiver, which shall be stated in the notice materials, as the date for identifying shareholders of record and known creditors to receive notice under Article VI.

"OTCID" means the OTC Markets Group's OTCID Basic Market tier, established July 1, 2025, and the alternative reporting standard applicable to DSG's current disclosure obligations under OTC Markets' OTCID Disclosure Guidelines (v1.0, July 1, 2025).

"Plan" means this Plan of Reorganization, as it may be amended with Court approval.

"Receiver" means Strongbow Advisors, Inc., through Robert L. Stevens, appointed as the court-appointed receiver for DSG, effective July 9, 2025.

"Reorganization Order" means the Court's Order Granting Motion for Reorganization, entered April 20, 2026.

"Restructuring Merger" means the holding company reorganization effected pursuant to AB239 § 22 and this Plan, resulting in Holdco becoming the surviving publicly quoted parent entity and DSG becoming a wholly-owned operating subsidiary.

"Reverse Stock Split" means the reverse split of outstanding shares of DSG common stock (and, following the Restructuring Merger, of Holdco common stock) at a ratio not to exceed 10,000:1, as determined by the Receiver in his business judgment.

"Subsidiaries" means DSG Tag Systems, Inc., Vantage Tag Systems, Inc., Imperium Motor Corporation, and Imperium Motor of Canada Corp., each a wholly-owned subsidiary of DSG.

III. STRUCTURE OF THE REORGANIZATION

3.1 Overview.

The Restructuring Merger is a three-step holding company reorganization authorized by AB239 § 22. The purpose is to create a reorganized holding company that succeeds to DSG's OTC Markets quotation and can serve as a vehicle for an equity transaction for the benefit of DSG's equity holders, while ring-fencing DSG's existing liabilities and those of the Subsidiaries at the operating company level.

3.2 Step 1 — Formation of Holdco.

The Receiver shall cause the formation of a new Nevada corporation ("Holdco"). Holdco shall be incorporated with organizational documents substantively identical to those of DSG immediately prior to the Effective Date, except as required by AB239 and this Plan. Holdco's initial directors and officers shall be the Receiver or individuals appointed by the Receiver at the Effective Date.

3.3 Step 2 — Formation of Merger Subsidiary; Restructuring Merger.

a) The Receiver shall cause Holdco to form a wholly-owned subsidiary ("Merger Subsidiary"). Pursuant to AB239 § 22 and a plan of merger adopted by the Receiver in his capacity as DSG's board of directors, acting under authority conferred by ¶ 7(k) of the Receivership Order and the Court's equitable powers, Merger Subsidiary shall merge with and into DSG. DSG shall survive the merger, but solely as a wholly-owned subsidiary of Holdco. Holdco shall thereafter be the parent entity, and all previously outstanding shares of DSG shall be canceled and exchanged for shares of Holdco on a one-for-one basis.

b) At the Effective Date, each outstanding share of DSG common stock — after giving effect to the Insider/Management Share cancellations and Reverse Stock Split described in Article IV — shall be automatically converted into one equivalent share of Holdco common stock with the same voting powers, designations, preferences, limitations, restrictions, and relative rights. No action is required by holders of DSG common stock to effect this conversion.

c) At the Effective Date, each outstanding share of each series of DSG preferred stock — after giving effect to any cancellations pursuant to Article IV — shall be automatically converted into one equivalent share of the corresponding series of Holdco preferred stock with the same designations, preferences, limitations, restrictions, conversion rights, and

relative rights. Holdco shall file articles of incorporation authorizing identical series of preferred stock prior to the Effective Date. Holders of DSG preferred stock shall receive Holdco preferred stock of the corresponding series on a one-for-one basis; the economic rights, conversion features, and terms of each series shall be substantively unchanged by the Restructuring Merger, except as may be modified by any settlement with applicable creditors pursuant to Article V.

d) As a result of the Restructuring Merger, Holdco shall become the direct parent and 100% shareholder of DSG (Opco), and DSG shall become a wholly-owned subsidiary of Holdco.

e) The issuance of Holdco shares to existing DSG shareholders in the Restructuring Merger is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 3(a)(9), 15 U.S.C. § 77c(a)(9), as a security exchanged by the issuer with its existing security holders exclusively, with no commission or other remuneration paid or given for soliciting the exchange.

3.4 Step 3 — Succession to OTC Markets Quotation.

Following the Restructuring Merger, the Receiver shall take all actions necessary to cause Holdco to succeed to DSG's OTC Markets quotation (ticker: DSGT, or such new ticker as Holdco shall adopt) through the FINRA corporate action process, including all required FINRA notifications under applicable rules. DSG's current OTCID alternative reporting status shall serve as the basis for Holdco's continued OTC Markets quotation as an alternative reporting issuer, subject to Holdco's ongoing compliance with OTCID Disclosure Guidelines or any successor standard. DSG (as Opco) shall retain all operating assets and liabilities of the enterprise.

3.5 Post-Reorganization Corporate Structure.

Following the Effective Date, the corporate structure shall be as follows:


Newly Created DSG Shareholders = DSG Global Shareholders with modifications
Newly Created DSG [Holdco] Publicly Traded Shareholder of DSG Global, Inc.
Newly Created DSG Creditors
DSG Global, Inc. [Opco] ~~Publicly Traded~~ Shareholder of Four Subsidiaries
~~DSG Global Shareholders~~
DSG Global Creditors
DSG Tag Systems, Inc.
Vantage Tag Systems, Inc.
Imperium Motor Corporation
Imperium Motor of Canada Corp.
DSG Tag Creditors
Vantage Tag Creditors
Imperium Creditors
Creditors

3.6 No Assumption of Subsidiary Obligations.

The Restructuring Merger shall not result in Holdco assuming the obligations or liabilities of DSG or the Subsidiaries, absent further order of the Court. All existing liens, security interests, and encumbrances shall ride through and attach to the assets or proceeds of the applicable entity at the operating level.

3.7 Secured Creditors and Receiver Certificates Survive.

The single secured creditor and the holders of the Receiver Certificates' debts will be assumed by Holdco, with the Receiver Certificates' debts holding priority, and all treated as SAFE (Simple Agreement for Future Equity), pending approval by the secured creditor.

IV. CAPITAL STRUCTURE ADJUSTMENTS

4.1 Cancellation of Insider/Management Shares.

As approved in principle by the Reorganization Order, the Receiver shall cancel all Insider/Management Shares prior to the Effective Date. No later than the Notice Date, the Receiver shall file with the Court a schedule identifying each holder subject to cancellation, the certificate number (if applicable), and the number of shares to be canceled. The cancellation shall be effective upon entry of the final implementation order. Cancellation of Insider/Management Shares does not extinguish any contractual rights — including rights under employment, consulting, or indemnification agreements — that canceled shareholders may hold as creditors of DSG; any such claims shall remain claims against DSG (Opco) under Section 5.1(a).

4.2 Reverse Stock Split.

a) As authorized by the Reorganization Order and NRS 78.207, the Receiver, acting as DSG's board of directors, shall implement a reverse stock split of outstanding DSG common stock (after cancellation of Insider/Management Shares) at a ratio not to exceed 10,000:1 (the "Split Ratio").

b) The Split Ratio shall be determined and published by the Receiver no later than thirty (30) days prior to the Effective Date by: (i) filing with the Court; (ii) notice to shareholders of record; (iii) disclosure on OTC Markets; and (iv) FINRA notification as required under applicable FINRA rules. The thirty-day advance notice period shall be sufficient to satisfy FINRA's advance notification requirements for reverse stock splits.

c) Fractional shares resulting from the Reverse Stock Split shall be rounded up to the nearest whole share, with minimum share retention of 100 shares, down to the beneficial shareholder level.

d) The Reverse Stock Split shall apply equivalently to Holdco common stock issued to former DSG shareholders pursuant to Section 3.3(b), such that Holdco's post-reorganization share count reflects the post-split total.

e) The purposes of the Reverse Stock Split are to: (i) rationalize DSG's capital structure following the elimination of Insider/Management Shares; (ii) increase per-share price to a level consistent with market expectations for an equity transaction; (iii) reduce the total outstanding share count to a level that renders the capital structure viable for a direct equity transaction; and (iv) protect public investors who lack contractual protections.

4.3 Preferred Stock.

The Reverse Stock Split shall not apply to preferred stock unless the Receiver separately determines, in his business judgment, that adjustment is necessary or appropriate in connection with a specific equity transaction and notifies the Court and known shareholders at least ten (10) days in advance of implementing any such adjustment. Each series of Holdco preferred stock issued pursuant to Section 3.3(c) shall carry the same post-split conversion terms as the corresponding DSG preferred series, adjusted as necessary to reflect the Reverse Stock Split ratio applied to common stock, so that the economic rights of preferred holders are not enlarged or diminished by the reorganization mechanics alone.

4.4 Dissenter's Rights.

Pursuant to AB239 § 26 (2025 Nev. Stat. ch.142 , § 26), the right to dissent and obtain payment under NRS 92A.300–92A.500, inclusive, is the exclusive remedy available to any DSG shareholder who is entitled to exercise dissenter's rights in connection with the Restructuring Merger. Procedures for asserting dissenter's rights shall be set forth in the notice materials distributed to shareholders pursuant to Article VI. Any dissenting shareholder who seeks payment shall comply with the procedural requirements of NRS 92A.300–92A.500.

V. TREATMENT OF CREDITORS

5.1 General.

The reorganization is not a liquidation. Given DSG's financial condition — total liabilities of approximately $18,530,744 against total assets of approximately $286,028 as of March 31, 2025 — creditors are unlikely to receive substantial recovery through a liquidation of the existing estate regardless of the path taken. The Restructuring Merger is designed to create a reorganized entity capable of completing a direct equity transaction that may, if consummated on acceptable terms, generate value for equity holders while preserving existing creditor positions as follows:

a) *Claims Against DSG (Opco).* All existing claims against DSG, including without limitation all notes payable, convertible notes payable, accrued liabilities, liabilities of discontinued operations, and any other obligations reflected on DSG's books and records, shall remain claims against DSG as the surviving operating entity. Holdco shall not assume such claims absent further Court order.

b) *Claims Against Subsidiaries.* All claims against each Subsidiary shall remain claims against that Subsidiary.

c) *Convertible Instruments.* All convertible notes and debentures of DSG shall remain obligations of DSG (Opco) following the Restructuring Merger. Conversion of any such instrument, to the extent conversion remains available under its terms, shall result in the issuance of DSG (Opco) equity — not Holdco equity — as DSG will be a private operating subsidiary following the Effective Date. The Receiver shall include specific disclosure of this consequence in the notice materials sent to known holders of convertible instruments. The Receiver reserves the right, subject to further Court approval, to negotiate settlements with holders of convertible instruments on terms that may include Holdco equity, cash, or a combination thereof.

d) *Liens and Security Interests.* All existing liens, security interests, and

encumbrances on DSG's or any Subsidiary's assets shall ride through the Restructuring Merger unaffected and shall attach to the same assets or their proceeds.

e) *Obligors Unchanged.* The identity of obligors on all existing debts and contracts of DSG and the Subsidiaries shall be substantively unchanged by this Plan.

5.2 Claims Bar Date.

Any creditor who fails to file and serve a proof of claim on or before the Claims Bar Date shall be barred from participating in any distribution of assets, absent further order of the Court. The Claims Bar Date shall be established pursuant to NRS 78.675 and the notice procedures described in Article VI.

5.3 Claims Process.

There is no plan to distribute any assets to unsecured creditors in this process, and creditors are not encouraged to submit claims under this plan of reorganization. There is no official claim form, but creditors may submit claims to receiver's counsel, Mr. Bubala, at lmb@kcnvlaw.com.

VI. NOTICE PROCEDURES

6.1 Notice Record Date.

The Receiver shall fix a Notice Record Date, which shall be stated in all notice materials, as the date for identifying shareholders of record and known creditors for purposes of the notice program. The Notice Record Date shall be no more than thirty (30) days prior to the commencement of the notice program.

6.2 Notice Program.

No later than thirty (30) days following entry of the final implementation order, the Receiver shall provide notice of this Plan to all known creditors and shareholders of record as of the Notice Record Date by the following means, concurrently:

a) *First-Class Mail.* The Receiver shall mail a copy or summary of this Plan to the last known address of all known creditors and all shareholders of record as of the Notice Record Date. If any mailing is returned as undeliverable, the Receiver shall make a reasonable additional effort to locate a current address through publicly available means and shall document those efforts in the affidavit of compliance filed with the Court.

b) *Email Notice.* The Receiver shall transmit this Plan to the last known email addresses of all known creditors and shareholders.

c) *OTC Markets Disclosure.* The Receiver shall publish this Plan through the public disclosure network of OTC Markets Group as a current disclosure filing, consistent with DSG's obligations as an OTCID alternative reporting issuer.

d) *Court-Approved Publication.* The Receiver shall publish notice of this Plan in a court-filed publication and form.

e) *EDGAR.* The Receiver shall file this Plan on the SEC's EDGAR system under DSG's existing CIK number (0001413909) as a voluntary disclosure, notwithstanding the termination of DSG's Exchange Act reporting obligations, for purposes of public accessibility.

6.3 Claims Period.

The five-month objection and claims period shall run from the later of: (a) completion of the mail and email notice program described in Sections 6.2(a)–(b); or (b) the last date of publication pursuant to Section 6.2(d). Any claims not filed and served by the Claims Bar Date shall be barred from participating in any distribution of assets, absent further Court order. NRS 78.675.

6.4 Objections.

Any party-in-interest who objects to this Plan, in whole or in part, shall file a written objection with the Court and serve a copy on the Receiver and Receiver's counsel no later than the

Claims Bar Date. Objections shall state with particularity the grounds therefor.

6.5 Reply.

If objections are timely filed, the Receiver shall file a written reply within fourteen (14) days of the Claims Bar Date.

6.6 Court Approval.

Pursuant to the Reorganization Order, the Court may approve this Plan on the papers without oral argument absent a timely written objection, unless the Court otherwise orders oral argument.

VII. SECURITIES AND REGULATORY MATTERS

7.1 State Court Approval Only.

This Plan seeks this Court's approval under Nevada statutory law. The Receiver is not seeking a ruling from this Court on any federal or state securities law issue. All securities compliance matters arising from the Restructuring Merger shall be addressed by the Receiver in coordination with applicable regulatory authorities.

7.2 Exchange Act Status; OTC Markets Succession.

DSG's Section 12(g) registration under the Exchange Act was terminated by the Receiver's filing of Form 15-12G on August 28, 2025, pursuant to Exchange Act Rule 12g-4(a)(1), effective approximately November 26, 2025, certifying 99 holders of record. DSG is not currently an SEC reporting company and has no ongoing Exchange Act reporting obligations, other than the filing of any past periods that may be required under the Exchange Act.

DSG currently maintains its OTC Markets quotation (ticker: DSGT) as an alternative reporting issuer in good standing under the OTCID Disclosure Guidelines (v1.0, July 1, 2025). DSG's OTCID status is premised on its continued filing of quarterly and annual disclosure statements meeting the OTCID standard, which the Receiver has maintained since the

Receivership Order.

Following the Effective Date, the Receiver shall cause Holdco to succeed to DSG's OTC Markets quotation through the OTC Markets and FINRA corporate action process applicable to holding company reorganizations. Holdco, as successor entity, shall continue to file quarterly and annual disclosure statements under the OTCID Disclosure Guidelines or any successor standard required by OTC Markets, and shall take all steps necessary to maintain its OTCID qualification, including any required management certifications. The ticker symbol of Holdco shall be determined by the Receiver in coordination with OTC Markets and shall be disclosed no later than ten (10) days prior to the Effective Date.

Nothing in this Plan shall be construed as a representation that Holdco's shares will be registered under Section 12 or 15(d) of the Exchange Act at the Effective Date. If a subsequent equity transaction requires registration of Holdco's securities under the Securities Act or the Exchange Act, the Receiver shall cause the filing of appropriate registration statements as part of, or in connection with, that transaction, subject to further Court approval as appropriate.

7.3 Securities Act Exemption.

The issuance of Holdco shares to existing DSG shareholders in the Restructuring Merger is exempt from Securities Act registration pursuant to Section 3(a)(9), 15 U.S.C. § 77c(a)(9). No commission or other remuneration is being paid or given, directly or indirectly, for soliciting the exchange. The Receiver shall confirm compliance with Section 3(a)(9) with securities counsel prior to the Effective Date.

7.4 Protected Purchasers.

Purchasers of Holdco shares who meet the requirements of NRS 104.8303 may qualify as "protected purchasers" who acquire their interests free of adverse claims under Nevada's Uniform Commercial Code Article 8, providing a structural benefit to prospective equity transaction

counterparties.

7.5 Section 382 Consideration.

DSG currently carries net operating loss carryforwards of approximately $73.6 million for federal tax purposes, subject to a full valuation allowance. The Receiver acknowledges that the cancellation of Insider/Management Shares, the Reverse Stock Split, and any subsequent equity transaction involving new issuances of Holdco equity may constitute or contribute to an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which could impose annual limitations on the use of those loss carryforwards. The Receiver shall consult with tax counsel regarding the Section 382 implications of any proposed equity transaction prior to consummation. Shareholders are encouraged to consult with their own tax advisor.

VIII. INTENDED MONETIZATION AND BENEFIT TO EQUITY HOLDERS

8.1 Purpose.

The Restructuring Merger is designed to create a reorganized holding company that succeeds to DSG's OTC Markets quotation, with a rationalized capital structure resulting from the cancellation of Insider/Management Shares and the Reverse Stock Split. Holdco can then serve as a vehicle for a direct equity transaction for the benefit of equity holders.

8.2 Equity Transaction.

The Receiver may pursue a direct equity investment into Holdco through a private placement or similar transaction — which may take the form of subscription agreements, convertible notes, debentures, or other equity or equity-linked instruments — with one or more private investors or operating entities. The purpose of such a transaction is to introduce capital into Holdco, which may then be deployed to acquire or integrate an operating business or revenue-generating asset for the benefit of Holdco's shareholders. This Plan does not contemplate the sale

of Holdco as a shell company. Any equity transaction shall be subject to such securities law requirements as are applicable, including the filing of any required registration statements, and shall be subject to further Court approval as appropriate.

8.3 No Guarantee of Value.

The Receiver cannot predict or guarantee the value of any distribution to shareholders or creditors. The possibility of recovery exists and is contingent upon the successful consummation of an equity transaction on terms acceptable to the Receiver. DSG's financial condition — including its stockholders' deficit, its accrued liabilities, its outstanding convertible instruments, and its going concern status — represents material risk to recovery. Shareholders and creditors should not assume that a recovery will occur.

IX. CONDITIONS TO EFFECTIVENESS

This Plan shall become effective only upon satisfaction of each of the following conditions:

a) Entry by the Court of a final implementation order approving this Plan following expiration of the Claims Bar Date and resolution of any timely objections;

b) Completion of the notice program described in Article VI;

c) Formation and incorporation of Holdco under Nevada law with articles of incorporation authorizing all required series of common and preferred stock;

d) Formation of Merger Subsidiary as a wholly-owned subsidiary of Holdco;

e) Adoption of a plan of merger consistent with AB239 § 22 by the Receiver, acting as DSG's board of directors;

f) Cancellation of all Insider/Management Shares as identified by the Receiver and filed with the Court concurrent with the notice program;

g) Filing of all required documents with the Nevada Secretary of State; and

h) Publication of the Holdco name and Split Ratio at least ten (10) days prior

to the Effective Date.

If any condition cannot be satisfied, the Receiver shall promptly notify the Court and all known parties. No condition may be waived without prior Court approval and notice to all known creditors and shareholders.

X. RETENTION OF JURISDICTION

The Court shall retain jurisdiction over this matter through and after the Effective Date to: (a) resolve any timely filed objections or claims; (b) enter the final implementation order; (c) approve any material amendments to this Plan; (d) adjudicate dissenter's rights claims; (e) authorize any distribution of assets to equity holders or creditors; (f) resolve disputes over the adequacy of the Reverse Stock Split ratio or the cancellation schedule; (g) approve the terms of any equity transaction proposed pursuant to Section 8.2; and (h) enter such other orders as the Court deems just and proper in the exercise of its equitable powers.

XI. AMENDMENTS AND MODIFICATIONS

The Receiver reserves the right to propose modifications or amendments to this Plan prior to the Effective Date, subject to Court approval and compliance with applicable notice requirements. Any material amendment shall be circulated to all known creditors and shareholders.

Dated this 1st day of May, 2026

Robert L. Stevens
Receiver, Strongbow Advisors, Inc.

Dated this 1st day of May, 2026

KAEMPFER CROWELL

Louis M. Bubala III

Attorneys for Respondent, DSG Global, Inc., by its Receiver, Strongbow Advisors, Inc.

CERTIFICATE OF MAILING

Pursuant to NRCP 5(b), I hereby certify I am employed by the law firm Kaempfer Crowell, and I served the **PLAN OF REORGANIZATION OF DSG GLOBAL, INC.**, by depositing a true and correct copy, enclosed in a sealed envelope, postage fully prepaid thereon, in a mailbox of the United States Postal Service, at Reno, Nevada, addressed as follows:

Woodburn & Wedge
Attn: Seth J. Adams
6100 Neil Rd., Ste. 500
Reno, NV 89511

Written agreement to accept service by email:
sadams@woodburnandwedge.com
Counsel for Petitioners

Aleander Holburn Beaudin & Lang LLP
Attn: Jeremy Korb
2700-700 W. Georgia St.
Vancouver, BC, Canada V7Y 1 B

Written agreement to accept service by email
jkorb@ahbl.ca
Counsel for Keg Holdings Ltd.

Giarmarco, Mullins & Horton, P.C.
Attn: Sean Parent
Attn: John Fleming
Tenth Floor Columbia Center
101 West Big Beaver Road
Troy, MI 48084

Written agreement to accept service by email:
sparent@gmhlaw.com; jfleming@gmhlaw.com
Counsel for VFS, LLC

Robert C. Silzer
207-15272 Croydon Drive
Surrey B.C. Canada V3Z0Z5
President of DSB Global, Inc.

Law Office of Daniel J. Berman
Ste. 801, DNA Bldg.
283 Archbishop Flores St.
Hagatha, Guam 96910

Written agreement to accept service by email djberman@pacificlawyers.law
Counsel for Sono Mangilao Guam, Inc., dba Onward Mangilao Golf Club

Walter Stasyshyn, Barrister & Solicitor
1200 Bay St., Ste. 508 Toronto, Ontario, Canada M5R 2A5

Written agreement to accept service by email wss@ccte.com
Counsel for MTG Inc. and Michael Tersigni

DATED May 1, 2026

Caren M. Adkins
An Employee of Kaempfer Crowell